FOR RELEASE:  March 14, 2016
CONTACT: Christopher R. Byrnes
(315) 738-0600 ext. 6226
cbyrnes@partech.com
PAR TECHNOLOGY CORPORATION ANNOUNCES

DISMISSAL OF THE COMPANY’S CHIEF FINANCIAL OFFICER, MICHAEL S. BARTUSEK

New Hartford, NY (March 14, 2016) – PAR Technology Corporation (NYSE: PAR), a leading supplier of technology solutions to the restaurant/retail and government contracting industries, today announced effective immediately, the employment of Michael S. Bartusek, the Company’s Vice President and Chief Financial officer was terminated for cause in connection with unauthorized investments made in contravention of the Company’s policies and procedures involving Company funds.  These funds, collectively, total less than $900K.  The unauthorized investments occurred during the period between September 25, 2015 and November 6, 2015.  As previously reported, Mr. Bartusek was hired by the Company effective July 20, 2015.

This matter was identified to the Audit Committee of the Company’s Board of Directors, comprised solely of independent directors, by the Company’s newly appointed President and Chief Executive Officer, Karen E. Sammon, who, as previously reported, assumed the office effective January 1, 2016.  Under direction of the Audit Committee an investigation was commenced and continues into this matter.

The investigation is being led by outside counsel who has engaged an independent forensic consultant to assist in the matter.  Investigators are coordinating with the Company’s independent financial accountants, BDO USA, LLP.  As directed by the Audit Committee, the Company has reported this matter to federal law enforcement agencies, including the U.S. Securities and Exchange Commission, and the Company has initiated a thorough review of its internal controls.

At the direction of the Board, the Company’s Chief Executive Officer, Ms. Sammon, has initiated an executive search to locate and vet potential candidates to fill the position of Chief Financial Officer.  Matthew J. Trinkaus will continue to serve as the Company’s Acting Treasurer and Principal Accounting Officer.

ABOUT PAR TECHNOLOGY

PAR Technology Corporation's stock is traded on the New York Stock Exchange under the symbol PAR.  PAR’s Hospitality segment has been a leading provider of restaurant and retail technology for more than 30 years.  PAR offers technology solutions for the full spectrum of restaurant operations, from large chain and independent table service restaurants to international quick service chains. Products from PAR also can be found in retailers, cinemas, cruise lines, stadiums and food service companies. PAR’s Government Business is a leader in providing computer-based system design, engineering and technical services to the Department of Defense and various federal agencies.  Visit www.partech.com for more information.

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